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                                                                     EXHIBIT 1.1

                           KNOLOGY HOLDINGS, INC.

                             PLACEMENT AGREEMENT

                                                       October 16, 1997

Morgan Stanley & Co. Incorporated,
  for itself and the other
  Placement Agents named below
c/o Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York  10036-8293

Dear Sirs:

           KNOLOGY Holdings, Inc., a Delaware corporation (the "Company"), proposes to issue and sell to you (the "Manager") and the other purchasers named in Schedule I hereto (together with the Manager, the "Placement Agents") 373,050 of its Units (the "Units"). Each Unit consists of one 11-7/8% Senior Discount Note due 2007 (a "Note") to be issued pursuant to the provisions of an Indenture, dated as of the Closing Date (as defined below) (the "Indenture"), between the Company and United States Trust Company of New York (in such capacity, the "Trustee") and one Warrant (a "Warrant") entitling the holder thereof to purchase .003734 shares (collectively, the "Warrant Shares") of Preferred Stock, par value $.01 per share, of the Company (collectively, the "Preferred Stock"), to be issued pursuant to the provisions of a Warrant Agreement, dated as of the Closing Date (the "Warrant Agreement"), between the Company and United States Trust Company of New York (in such capacity, the "Warrant Agent"). Concurrently with the Offering, the Company proposes to (i) conduct a private placement of its Preferred Stock (the "Equity Private Placement") and (ii) sell 71,050 Units to SCANA Communications, Inc. ("SCANA") (the "SCANA Placement").

           The Units will be offered without being registered under the Securities Act of 1933, as amended (the "Securities Act"), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act, in offshore transactions in reliance on Regulation S under the Securities Act ("Regulation S") and to institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that deliver a letter in the form annexed to the Final Memorandum.

           The Placement Agents and their direct and indirect transferees will be entitled to the benefits of (i) a registration rights agreement relating to the Notes (the "Notes Registration Rights Agreement"), to be dated the Closing Date and to be substantially in the form attached hereto as Exhibit A-1 and (ii) a registration rights agreement relating to the


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Warrants (the "Warrants Registration Rights Agreement"), to be dated the Closing
Date and to be substantially in the form attached hereto as Exhibit A-2.

           In connection with the sale of the Units, the Company has prepared a preliminary private placement memorandum (the "Preliminary Memorandum") and will prepare a final private placement memorandum (the "Final Memorandum" and, with the Preliminary Memorandum, each a "Memorandum") setting forth or including a description of the terms of the Units, the Notes and the Warrants and the Preferred Stock, the terms of the offering and a description of the Company and its business.

           1. Representations and Warranties. The Company represents and warrants to, and agrees with, you that as of the date hereof:

           (a) The Preliminary Memorandum does not contain and the Final Memorandum, in the form used by the Placement Agents to confirm sales and on the Closing Date, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this Section 1(a) do not apply to statements or omissions in either Memorandum based upon information relating to any Placement Agent furnished to the Company in writing by such Placement Agent through you expressly for use therein.

           (b) Each of the Company and its active subsidiaries has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in each Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; Schedule 1 to the form of opinion of Hogan & Hartson L.L.P. attached hereto as Exhibit B-1 sets forth each jurisdiction in which the conduct of the Company or any of its subsidiaries' business or its ownership or leasing of property requires the Company or any of its subsidiaries to be qualified as a foreign corporation or partnership, other than jurisdictions in which the failure to be qualified in all such jurisdictions would not, in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole. There are no active subsidiaries of the Company other than KNOLOGY of Columbus, Inc., a Delaware corporation, and KNOLOGY of Montgomery, Inc., an Alabama corporation.

           (c) This Agreement has been duly authorized, executed and delivered by the Company.


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           (d) The Notes have been duly authorized by the Company and, when executed and authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Placement Agents in accordance with the terms of this Agreement, will (x) be valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as (A) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (B) rights of acceleration, if applicable, and the availability of equitable remedies may be limited by equitable principles of general applicability and (y) be entitled to the benefits of the Indenture.

           (e) The Warrants have been duly authorized and, when executed, countersigned by the Warrant Agent in accordance with the terms of the Warrant Agreement and delivered to and paid for by the Placement Agents in accordance with the terms of this Agreement, will (x) be valid and binding obligation of the Company enforceable in accordance with their terms, except as (A) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (B) the availability of equitable remedies may be limited by equitable principles of general applicability and (y) be entitled to the benefits of the Warrant Agreement and the Warrants Registration Rights Agreement.

           (f) The Warrant Shares have been duly authorized and reserved for issuance upon the exercise of the Warrants and, when issued and delivered upon exercise of the Warrants in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights or taxes, liens, charges and security interests.

           (g) Each of the Indenture and the Notes Registration Rights Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as (x) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally, (y) rights of acceleration, if applicable, and the availability of equitable remedies may be limited by equitable principles of general applicability and (z) the rights to indemnification and contribution under the Notes Registration Rights Agreement may be limited by state or federal securities laws or the policies underlying such laws.

           (h) Each of the Warrant Agreement and the Warrants Registration Rights Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will be a valid and binding agreement of, the Company, enforceable against the Company in accordance with its terms except as (x) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally, (y) the availability of equitable remedies may be limited by equitable principles of general applicability and (z) the rights to indemnification and contribution under the Warrant
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                                       4


Registration Rights Agreement may be limited by state or federal securities laws or the policies underlying such laws.

           (i) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Indenture, the Warrant Agreement, the Notes Registration Rights Agreement, the Warrants Registration Rights Agreement, the Notes and the Warrants (collectively, the "Transaction Documents"), the issuance, sale and delivery of the Units, the Notes and the Warrants and the issuance of the Warrant Shares upon exercise of the Warrants will not contravene any provision of applicable law or the certificate of incorporation or by-laws of the Company or any of its subsidiaries or any material agreement or other material instrument binding upon the Company or any of its subsidiaries or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any of its subsidiaries, and no permit, license, consent, approval, authorization or order of, or filing, declaration or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under the Transaction Documents, except (i) such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Units, the Notes or the Warrants or the issuance of the Warrant Shares upon the exercise of the Warrants and (ii) such as are required to be obtained after the date hereof and specifically set forth in the Transaction Documents.
Schedule 2 to the form of opinion of Hogan & Hartson L.L.P. attached hereto as Exhibit B-1 sets forth all material agreements and instruments to which the Company or any of its subsidiaries is a party.

           (j) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Preliminary Memorandum. Furthermore, except in each case as described in the Final Memorandum, (i) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business; (ii) neither the Company nor any of its subsidiaries has purchased any of the Company's outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on the Company's capital stock; and (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and its subsidiaries, taken as a whole.

           (k) There are no legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is a party or to which any of its or any of its subsidiaries' properties is subject other than proceedings accurately described in all material respects in each Memorandum and proceedings that would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the power or ability of the Company to perform its obligations under the Transaction Documents or to consummate the transactions contemplated by the Final Memorandum.


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                                       5


           (l) Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an "Affiliate") of the Company has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Units, Notes or Warrants in a manner that would require the registration under the Securities Act of the Units, the Notes or the Warrants or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Units or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

           (m) The Company is not and, after giving effect to the offering and sale of the Units and the application of the proceeds thereof as described in the Final Memorandum, will not be an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

           (n) It is not necessary in connection with the offer, sale and delivery of the Units to the Placement Agents in the manner contemplated by this Agreement to register the Units, the Notes or the Warrants under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

           (o) The Company and each of its subsidiaries (i) have all necessary consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings with, all federal, state, local and other governmental, administrative or regulatory authorities, all self-regulatory organizations and all courts and other tribunals, to own, lease, license and use its properties and assets and to conduct their business in the manner described in each Memorandum, except to the extent that the failure to obtain such consents, authorizations, approvals, orders, certificates and permits or make such declarations and filings would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, and (ii) have not received any notice of proceedings relating to revocation or modification of any such consent, authorization, approval, order, certificate or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a material adverse change in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, except as described in or contemplated by each Memorandum.

           (p) The Company and each of its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, including all such laws and regulations concerning electromagnetic radio frequency emissions ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws
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                                       6


to conduct its businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

           (q) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

           (r) None of the Company, its Affiliates or any person acting on its or their behalf (other than the Placement Agents) has engaged in any directed selling efforts (as that term is defined in Regulation S) with respect to the Units, the Notes or the Warrants and the Company and its Affiliates and any person acting on its or their behalf (other than the Placement Agents) have complied with the offering restrictions requirement of Regulation S.

           (s) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

           (t) The Company and each of its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to its business, in each case free and clear of all liens, encumbrances and defects, except such as are described in each Memorandum and, such as do not materially affect the value of such property and do not interfere with the use made or proposed to be made of such property by them; and any real property and buildings held under lease by them are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by them, in each case except as described in or contemplated by each Memorandum.

           (u) The Company and its subsidiaries own or possess, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with their businesses as now operated, and neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in any material adverse change in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole.

           (v) No material labor dispute exists with its employees or the employees of any of its subsidiaries, except as described in or contemplated by each Memorandum, or, to its knowledge, is imminent; and it is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that could result in any material adverse change in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole.

           (w) The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; neither it nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and neither it nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its subsidiaries, taken as a whole, except as described in or contemplated by each Memorandum.

           (x) The financial statements included in each Memorandum comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the related published rules and regulations.

           (y) The Company has complied with all provisions of Section 517.075, Florida Statutes (Chapter 92-198, Laws of Florida).

           2. Offering. You have advised the Company that the Placement Agents will make an offering of the Units purchased by the Placement Agents hereunder on the terms set forth in the Final Memorandum as soon as practicable after this Agreement is entered into as in your judgment is advisable.

           3. Purchase and Delivery. The Company hereby agrees to sell to the several Placement Agents, and the Placement Agents, upon the basis of the representations and warranties contained herein, but subject to the conditions hereinafter stated, agree,

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severally and not jointly, to purchase from the Company the respective amount of
Units set forth in Schedule I hereto opposite their names at a purchase price of $543.2564 per Unit, for an aggregate purchase price of $202,661,800.02.

           Payment for the Units shall be made against delivery of the Units at a closing (the "Closing") to be held at the office of Shearman & Sterling, 599 Lexington Avenue, New York, New York, at 9:00 A.M., local time, on October 22, 1997, or at such other time on the same or such other date, not later than November 5, 1997, as shall be designated in writing by you. The time and date of such payment are herein referred to as the Closing Date. Payment for the Units shall be made to the Company in federal funds or other funds immediately available in New York City.

           Certificates for the Notes and the Warrants shall be in definitive form and registered in such names and in such denominations as you shall request in writing not less than one full business day prior to the Closing Date. The certificates evidencing the Notes and the Warrants shall be delivered to you on the Closing Date for the respective accounts of the several Placement Agents, with any transfer taxes payable in connection with the transfer of the Units, the Notes or the Warrants to the Placement Agents duly paid, against payment of the purchase price therefor.

           4. Conditions to Closing. The several obligations of the Placement Agents under this Agreement to purchase the Units will be subject to the following conditions:

           (a) Subsequent to the date of this Agreement and prior to the Closing Date,

           (i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company's securities by any "nationally recognized statistical rating organization," as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and

           (ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations, of the Company and its subsidiaries, taken as a whole, from that set forth in the Preliminary Memorandum that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Units on the terms and in the manner contemplated in the Final Memorandum.

           (b) You shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in

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                                       9


clause (a)(ii) above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects as of the Closing Date and that the Company has complied in all material respects with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied on or before the Closing Date.

           The officer signing and delivering any such certificate may rely upon the best of his knowledge as to proceedings threatened.

           (c) You shall have received on the Closing Date an opinion of Hogan & Hartson L.L.P. counsel for the Company, dated the Closing Date, in the form set forth in Exhibit B-1.

           The opinion of Hogan & Hartson L.L.P. shall be rendered to you at the request of the Company and shall so state therein.

           (d) You shall have received on the Closing Date an opinion of Brantley & Wilkerson, P.C., Alabama communications counsel for the Company, dated the Closing Date, in the form set forth in Exhibit B-2.

           The opinion of Brantley & Wilkerson, P.C. shall be rendered to you at the request of the Company and shall so state therein.

           (e) You shall have received on the Closing Date an opinion of Arnall, Golden & Gregory, Georgia communications counsel for the Company, dated the Closing Date, in the form set forth in Exhibit B-3.

           The opinion of Arnall, Golden & Gregory shall be rendered to you at the request of the Company and shall so state therein.

           (f) You shall have received on the Closing Date an opinion of Shearman & Sterling, counsel for the Placement Agents, dated the Closing Date, in form and substance satisfactory to you.

           (g) You shall have received on each of the date hereof and the Closing Date a letter, dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to you, from the Company's independent public accountants, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in the Final Memorandum.

           (h) You shall have received such other certificates and documents as you or your counsel may request.

           (i) On or prior to the Closing Date, all conditions to closing under the Equity Private Placement shall have been satisfied and the Company shall have received at least $25 million in proceeds from the Equity Private Placement.

           (j) On or prior to the Closing Date, all conditions to closing the sale of Units to SCANA in the SCANA Placement shall have been satisfied and the closing thereunder shall have occurred or be scheduled to occur with the closing hereunder.

           (k) SCANA shall have executed the Notes Registration Rights
Agreements.

           5. Covenants of the Company. In further consideration of the agreements of the Placement Agents contained in this Agreement, the Company covenants as follows:

           (a) To furnish to you, without charge, during the period mentioned in paragraph (c) below, as many copies of the Final Memorandum and any supplements and amendments thereto as you may reasonably request and to use its best efforts to deliver such copies to you by 10:00 a.m. (New York City time) on the business day next following the execution of this Agreement.

           (b) Before amending or supplementing either Memorandum, to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably object.

           (c) If, during such period after the date hereof and prior to the date on which all of the Units shall have been sold by the Placement Agents, any event shall occur or condition exist as a result of which it is necessary in your judgment to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances when such Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel to the Placement Agents, it is necessary to amend or supplement such Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Placement Agents, either amendments or supplements to such Memorandum so that the statements in such Memorandum as so amended or supplemented will not, in the light of the circumstances when such Memorandum is delivered to a purchaser, be misleading or so that such Memorandum, as so amended or supplemented, will comply with applicable law.

           (d) To endeavor to qualify the Units, the Notes and the Warrants for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request.

           (e) Whether or not any sale of the Units is consummated, to pay all expenses incident to the performance of its obligations under this Agreement, including: (i) the preparation of each Memorandum and all amendments and supplements thereto, (ii) the preparation, issuance and delivery of the Notes and the Warrants, (iii) the fees and disbursements of the Company's counsel and accountants and the Trustee and the Warrant Agent and their respective counsel,
(iv) the qualification of the Units, the Notes and the Warrants under securities or Blue Sky laws in accordance with the provisions of Section 5(d), including filing fees and the fees and disbursements of counsel for the Placement Agents in connection therewith and in connection with the preparation of any Blue Sky or legal investment memoranda, (v) the printing and delivery to the Placement Agents in quantities as hereinabove stated of copies of the Memorandum and any amendments or supplements thereto, (vi) any fees charged by rating agencies for the rating of such Notes, (vii) all document production charges and expenses of counsel to the Placement Agents (but not including their fees for professional services) in connection with the preparation of this Agreement, (viii) the fees and expenses, if any, incurred in connection with the admission of the Units, the Notes, the Warrants or the Warrant Shares for trading in PORTAL or any other appropriate market system, (ix) the costs and expenses of the Company relating to investor presentations on any "road show" undertaken in connection with the marketing of the Units, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expense of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show, and (x) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section.

           (f) Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Units, the Notes or the Warrants in a manner which would require the registration under the Securities Act of the Units, the Notes or the Warrants.

           (g) Not to solicit any offer to buy or offer or sell the Units, the Notes or the Warrants by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

           (h) While any of the Units, the Notes or the Warrants remain outstanding, the Company will make available, upon request, to any seller of Units, the Notes or the Warrants the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

           (i) None of the Company, its Affiliates or any person acting on its or their behalf (other than the Placement Agents) will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Units, the Notes or the Warrants and the Company and its Affiliates and each person acting on its or their behalf (other than the Placement Agents) will comply with the offering restrictions of Regulation S.

           (j) To use its best efforts to permit the Units, the Notes and the Warrants to be (i) designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTAL Market and (ii) listed on the Luxembourg Stock Exchange.

           (k) To use the net proceeds received by it from the sale of the Units pursuant to this Agreement in the manner specified in the Final Memorandum under the caption "Use of Proceeds."

           (l) The Company will, and will cause the Trustee to, refuse to register any transfer of any Notes sold pursuant to Regulation S if such transfer is not made in accordance with the provisions of Regulation S.

           (m) The Company will, and will cause the Warrant Agent (with respect to the Warrants) and the Transfer Agent and Registrar (with respect to the Warrant Shares) to, refuse any transfer of Warrants or Warrant Shares, as applicable, sold pursuant to Regulation S if such transfer is not made in accordance with the provisions of Regulation S.

           6. Offering of Notes; Restrictions on Transfer. (a) Each Placement Agent, severally and not jointly, represents and warrants to the Company that such Placement Agent is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a "QIB"). Each Placement Agent, severally and not jointly, agrees with the Company that (i) it will not solicit offers for, or offer or sell, any Units, by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (ii) it will solicit offers for Units only from, and will offer Units only to, persons that it reasonably believes to be (A) in the case of offers inside the United States, (x) QIBs or (y) other institutional accredited investors (as defined in Rule 501(a) (1), (2), (3) or (7) under the Securities Act) ("institutional accredited investors") that, prior to their purchase of the Units, deliver to such Placement Agent a letter containing the representations and agreements set forth in Appendix A to the Memorandum and (B) in the case of offers outside the United States, to persons other than U.S. persons ("foreign purchasers," which term shall include dealers or other professional fiduciaries in the United

States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) that, in each case, in purchasing such Units are deemed to have represented and agreed as provided in the Final Memorandum under the caption "Transfer Restrictions."

           (b) Each Placement Agent, severally and not jointly, represents, warrants, and agrees with respect to offers and sales outside the United States that:

           (i) it understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Units, the Notes, or the Warrants or possession or distribution of either Memorandum or any other offering or publicity material relating to the Units, the Notes or the Warrants, in any country or jurisdiction where action for that purpose is required;

          (ii) such Placement Agent will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Units, the Notes or the Warrants or has in its possession or distributes either Memorandum or any such other material, in all cases at its own expense;

         (iii) the Units, the Notes and the Warrants have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act;

          (iv) such Placement Agent has offered Units, and will offer and sell Units, (A) as part of its distribution at any time and (B) otherwise until 40 days after the Closing Date with respect to the Notes (or if after such date, the date the Notes and Warrants become separately transferable), and one year after the Closing Date with respect to the Warrants, only in accordance with Rule 903 of Regulation S or another exemption from the registration requirements of the Securities Act. Accordingly, neither such Placement Agent, its Affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Units, the Notes or the Warrants, and any such Placement Agent, its Affiliates and any such persons have complied and will comply with the offering restrictions requirements of Regulation S;

          (v) such Placement Agent has (A) not offered or sold, during the period of six months from the Closing Date, and will not offer or sell any Units, Notes or Warrants to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"); (B) complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the Units, Notes or Warrants in, from or otherwise involving the United Kingdom; and
     (C) only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the Units, the Notes or the Warrants if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on;

          (vi) such Placement Agent understands that the Units, the Notes and the Warrants have not been and will not be registered under the Securities and Exchange Law of Japan, and represents that it has not offered or sold, and agrees that it will not offer or sell, any Units, Notes or Warrants, directly or indirectly in Japan or to any resident of Japan except (A) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (B) in compliance with any other applicable requirements of Japanese law; and

          (vii) such Placement Agent agrees that, at or prior to confirmation of sales of the Units it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Units from it during the restricted period a confirmation or notice to substantially the following effect:

                "The Units, the Notes or the Warrants covered hereby have not been registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the closing date with respect to the Notes (or if after such date, the date the Notes and Warrants become separately transferable) and one year after the closing date with respect to the Warrants, except in either case in accordance with Regulation S (or Rule 144A, if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S."

Terms used in this Section 6 have the meanings given to them by Regulation S.

           7. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless each Placement Agent, and each person, if any, who controls such Placement Agent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, or is under common control with, or is controlled by, such Placement Agent, from and against any and all losses, claims, damages and liabilities

(including, without limitation, any legal or other expenses reasonably incurred by any Placement Agent or any such controlling of affiliated person in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in either Memorandum (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Placement Agent furnished to the Company in writing by such Placement Agent through you expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to a Memorandum shall not inure to the benefit of any Placement Agent (or any other person indemnified pursuant to this paragraph (a)) to the extent that any such losses, claims, damages or liabilities result from the fact that such Placement Agent sold Units to a person to whom there was not sent or given by or on behalf of such Placement Agent a copy of the Final Memorandum at or prior to the written confirmation of the sale of the Units to such person, and if the losses, claims, damages or liabilities result from an untrue statement or alleged untrue statement or an omission or alleged omission contained in the Preliminary Memorandum that was corrected in the Final Memorandum.

           (b) Each Placement Agent agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Placement Agent, but only with reference to information relating to such Placement Agent furnished to the Company in writing by such Placement Agent through you expressly for use in either Memorandum or any amendments or supplements thereto.

           (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either paragraph (a) or (b) of this Section 7 above, such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Morgan Stanley & Co. Incorporated in the case of parties indemnified pursuant to paragraph (a) of this Section 7 and by the Company in the case of parties indemnified pursuant to paragraph (b) of this Section 7. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

           (d) To the extent the indemnification provided for in paragraph (a) or (b) of this Section 7 is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Placement Agents, on the other hand, from the offering of the Units or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Placement Agents on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Placement Agents on the other hand in connection with the offering of the Units shall be deemed to be in the same respective proportions as the net proceeds from the offering of such Units (before deducting expenses) received by the Company and the total discounts and commissions received by the Placement Agents in respect thereof bear to the aggregate offering price of such Units. The relative fault of the Company on the one hand and of the Placement Agents on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Placement Agents and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Placement Agents' respective obligations to contribute pursuant to this Section 7 are several in proportion to the respective number of Units they have purchased hereunder, and not joint.

           (e) The Company and the Placement Agents agree that it would not be just or equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Placement Agents were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
Section 7, no Placement Agent shall be required to contribute any amount in excess of the amount by which the total price at which the Units resold by it in the initial placement of such Units were offered to investors exceeds the amount of any damages that such Placement Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

           The indemnity and contribution provisions contained in this Section 7 and the representations and warranties of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Placement Agents or any person controlling the Placement Agents or by or on behalf of the Company, any of its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Units. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

           8. Termination. This Agreement shall be subject to termination by notice given by you to the Company, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers, Inc., the Chicago Board of

Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade,
(ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and (b) in the case of any of the events specified in clauses (a)(i) through (iv), such event singly or together with any other such event makes it, in your judgment, impracticable to market the Units on the terms and in the manner contemplated in the Final Memorandum.

           9. Miscellaneous. If, on the Closing Date, any one or more of the Placement Agents shall fail or refuse to purchase Units that it has agreed to purchase hereunder on such date, and the aggregate number of Units which such defaulting Placement Agent or Placement Agents agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of Units to be purchased on such date, the other Placement Agents shall be obligated severally in the proportions that the number of Units set forth opposite their respective names in Schedule I bears to the aggregate number of Units set forth opposite the names of all such non-defaulting Placement Agents, or in such other proportions as you may specify, to purchase the Units which such defaulting Placement Agent agreed but failed or refused to purchase on such date; provided that in no event shall the number of Units that any Placement Agent has agreed to purchase pursuant to Section 3 be increased pursuant to this Section 9 by an amount in excess of one-ninth of such number of Units without the written consent of such Placement Agent. If, on the Closing Date, any Placement Agent shall fail or refuse to purchase Units which it or they have agreed to purchase hereunder on such date and the aggregate number of Units with respect to which such default occurs is more than one-tenth of the aggregate number of Units to be purchased on such date and arrangements satisfactory to you and the Company for the purchase of such Units are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Placement Agent or of the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Final Memorandum or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Placement Agent from liability in respect of any default of such Placement Agent under this Agreement.

           This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

           If this Agreement shall be terminated by the Placement Agents, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Placement Agents or such Placement Agents as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Placement Agents in connection with this Agreement or the offering contemplated hereunder.

           This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

           The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

           Please confirm your agreement to the foregoing by signing in the space provided below for that purpose and returning to us a copy hereof, whereupon this Agreement shall constitute a binding agreement between us.

                                             Very truly yours,

                                             KNOLOGY Holdings, Inc.



                                             By   /s/ William Morrow
                                               --------------------------
                                               Name:  William Morrow
                                               Title: CEO

Agreed as of the date first above written

Morgan Stanley & Co. Incorporated

Acting severally on behalf
   of itself and the other
   Placement Agent named herein.

By Morgan Stanley & Co. Incorporated



By  /s/  Robert Shepardson
  ----------------------------
  Name:  Robert Shepardson
  Title: Principal

                                   SCHEDULE I

                                                  Number of Units
            Placement Agent                       To Be Purchased
            ---------------                       ---------------

Morgan Stanley & Co. Incorporated                    242,482.5

J.P. Morgan Securities Inc.                          111,915.0

First Union Capital Markets Corp.                     18,652.5

                  Total........................      373,050.0
                                                     =========